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                                                                   EXHIBIT 23.1









                         CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
REAADS MEDICAL PRODUCTS, INC.:


We consent to the inclusion of our report dated June 3, 1998, with respect to the consolidated balance sheets of REAADS Medical Products, Inc. and Subsidiary as of March 31, 1998, June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended March 31, 1998 and the years ended June 30, 1997 and 1996, which report appears in the Form 10-SB of Corgenix Medical Corporation dated June 26, 1998.


                              /S/ KPMG PEAT MARWICK LLP
                              KPMG PEAT MARWICK LLP

Boulder, Colorado
June 26, 1998